THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR APPLICABLE STATE SECURITIES LAWS (THE "STATE ACTS"), AND SHALL NOT BE SOLD, PLEDGED, HYPOTHECATED, DONATED OR OTHERWISE TRANSFERRED (WHETHER OR NOT FOR CONSIDERATION) BY THE HOLDER EXCEPT UPON THE ISSUANCE TO TIPPERARY CORPORATION OF A FAVORABLE OPINION OF THE HOLDER'S COUNSEL OR SUBMISSION TO TIPPERARY CORPORATION OF SUCH OTHER EVIDENCE AS MAY BE SATISFACTORY TO COUNSEL TO TIPPERARY CORPORATION, TO THE EFFECT THAT ANY SUCH TRANSFER SHALL NOT BE IN VIOLATION OF THE ACT AND THE STATE ACTS.

                                 PROMISSORY NOTE

$2,500,000                                                      Denver, Colorado
                                                                   March 4, 2002

     Tipperary Corporation, a Texas corporation ("Maker"), hereby promises to pay to the order of Slough Estates USA Inc., a Delaware corporation ("Lender"), at its office located at 33 West Monroe Street, Suite 2000, Chicago, Illinois 60603, or at any other place the holder hereafter designates, the principal amount of Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00), together with interest thereon in lawful money of the United States as herein provided.

     1. Interest. The unpaid principal balance of this Note shall bear interest at a rate of ten percent (10%) per annum commencing on January 18, 2001, the date all proceeds of the loan were received by Maker and payable in arrears in monthly installments. Each monthly interest payment shall be due and payable on or before five business days after the end of each calendar month. Interest shall be calculated based on the actual number of days the principal balance remains outstanding in a year of 365 days.

     2. Principal. Maker shall pay the entire unpaid principal amount of this Note on the Maturity Date (defined in Section 3 below); provided that (a) Maker anticipates that it will receive payments from Tipperary Oil & Gas (Australia) Pty Ltd ("TOGA") from time to time prior to the Maturity Date in repayment of the intercompany loan to finance TOGA's purchase of the Equipment (as defined in Paragraph 8 below) ("Payments"), (b) Maker shall deliver all Payments received from TOGA to Lender within thirty (30) days of the date Maker receives each Payment, (c)Lender shall apply all the proceeds of each Payment delivered by Maker (i) to pay accrued but unpaid interest, (ii) to prepay a portion of outstanding principal balance of this Note, or (iii) to a combination of both as Maker may request, so long as Maker is not in default under Paragraph 3 below, and (d) Lender shall record all principal prepayments on Exhibit A.

     3. Maturity. The unpaid principal balance of this Note, together with accrued and unpaid interest, shall be due and payable on July 31, 2003.

     4. Security. This Note is secured by a Fixed and Floating Charge, dated effective as of March 4, 2002, delivered by TOGA, an indirect subsidiary of Maker that acquired title to the Equipment; provided that upon the full and final payment of all indebtedness owed by Maker to Lender evidenced by the Note, and without the necessity of any further action by Maker or TOGA (a) the Fixed and Floating Charge shall automatically terminate, and be of no further force or effect, (b) legal and equitable title to the Equipment shall vest in TOGA free and clear of all liens and security interests arising under or with respect to the Fixed and Floating Charge, and (c) Lender shall execute a release of the Fixed and Floating Charge upon request by Maker or TOGA.

     5. Default. If any of the following events occur, all indebtedness owing by Maker hereunder shall become forthwith due and payable to Lender, upon delivery by Lender to Maker of a written notice of default and demand for payment, and the expiration of the following periods from the delivery of such notice, during which periods Maker shall have the ability to cure such default:
(i) in the case of subparagraph (a) below, ten business days, (ii) in the case of subparagraphs (b), (c), (d) or (e) below, 30 days or, if it is not practicable for Maker to cure such default within said 30-day period and Maker is diligently proceeding to cure such default, such time longer than 30 days as is reasonable for Maker to cure such default.

          (a) Any default by Maker in the payment, when due, of any part of the principal of or interest on this Note and the payment of any other sums payable by Maker pursuant to the terms of this Note.

          (b) The insolvency or bankruptcy of Maker or any of its direct or indirect subsidiaries, the execution by Maker or any of its direct or indirect subsidiaries of an assignment for the benefit of creditors of substantially all of the assets of Maker or any such direct or indirect subsidiary, or Maker's or any of its direct or indirect subsidiary's consent to the appointment of a trustee or a receiver or other officer of a court or other tribunal.

          (c) The appointment of a trustee or receiver or other officer of a court for Maker or any of its direct or indirect subsidiaries, or for a substantial part of their properties, without the consent of Maker or of such direct or indirect subsidiary, where no discharge is effected within 30 days.

          (d) The institution of bankruptcy, reorganization, insolvency, or liquidation proceedings by or against Maker or any of its direct or indirect subsidiaries, and if against Maker or such a direct or indirect subsidiary, where such proceeding is consented to by Maker or such subsidiary or remains undismissed for 30 days.

          (e) Any breach or failure of Maker to perform any term or condition of this Note.

     6. Collection. Maker and all guarantors and endorsers of this Note shall pay all costs and expenses of collection and enforcement of this Note, including reasonable attorneys' fees.

     7. Waiver. The Maker hereby waives demand, presentment for payment, notice of dishonor and protest.

     8. Proceeds. The proceeds from this Note have been utilized by Maker for an intercompany loan to finance TOGA's purchase of (a) one (1) G-102 Soilmec Hydraulic Drilling Rig and one (1) 7TS 600 Soilmec Power Triplex Mud Pump delivered, or to be delivered, by Soilmec S.p.A. and Soilmec (H.K.) Limited in Genoa, Italy and (b) blowout prevention equipment, generators, pipes, valves and other equipment delivered, or to be delivered, by Atlas Copco, Armstrong Tool and other manufacturers and vendors in the United States.

     9. Assignment. This Note may not be assigned by Lender or Maker without the express written consent of the other party; provided, however, that Lender may assign this Note to any of its affiliates without such consent. Such an affiliate, for purposes of this Section 9, is any person of which Lender owns directly or indirectly more than 50% of the voting equity interests, or such person as owns directly or indirectly more than 50% of the voting equity interests of Lender.

     10. Governing Law. This Note, and the documents executed by Lender and Maker in connection with this Note, will be construed in accordance with the laws of the State of Colorado. Furthermore, Lender and Maker (and their lawful assignees, successors and endorsers) further agree that in the event of default, this Note may be enforced in any court of competent jurisdiction in the States of Colorado or Illinois, and they do hereby submit to such jurisdiction in the States of Colorado or Illinois.

     11. Severability. Invalidation of any of the provisions of this Note shall not affect the remainder of this Note.

     12. Amendment. This Note may not be amended or modified except by an instrument in writing signed by both parties.

     13. Credit Agreement. The terms and conditions of this Note are subject and subordinate to the terms and provisions of an Amended and Restated Credit Agreement among the Maker, Tipperary Oil & Gas (Australia) Pty Ltd, Tipperary Oil & Gas Corporation, TCW Debt & Royalty Fund VI, L.P. and TCW Asset Management Company, dated as of February 20, 2001 (a copy of which has been provided to Lender) which terms and provisions thereof are incorporated herein by reference.


                              TIPPERARY CORPORATION


                              By:   /s/ David L. Bradshaw
                                    -----------------------------------
                                    David L. Bradshaw, President and
                                    Chief Executive Officer

                                   EXHIBIT A


                                    INTEREST                  PRINCIPAL
                                    --------                  ---------

June 30, 2001

July 30, 2001

August 31, 2001

September 30, 2001

October 31, 2001

November 30, 2001

December 31, 2001

January 31, 2002

February 28, 2002

March 31, 2002

April 30, 2002

May 31, 2002

June 30, 2002

July 31, 2002

August 31, 2002

September 30, 2002

October 31, 2002

November 30, 2002

December 31, 2002

                                   EXHIBIT A
                                  (Continued)


January 31, 2003

February 28, 2003

March 31, 2003

April 30, 2003

May 31, 2003

June 30, 2003

July 31, 2003

August 31, 2003

                                       2